Exhibit 99.2

NEWS RELEASE
FOR RELEASE AT 8:30 AM EST ON NOVEMBER 13, 2006

Contact:
William Kent, Director, Investor Relations
1-87-STORMCAT

STORM CAT ENERGY CORPORATION UPDATES OPERATIONS

DENVER and CALGARY — November 13, 2006 — Storm Cat Energy Corporation (AMEX: SCU; TSX: SME) today provided an update on its North American unconventional natural gas activity.

Powder River Basin (PRB), Wyoming

At September 30, 2006, Storm Cat was producing and selling gas from 238 operated wells and 29 non-operated wells in Campbell County, Wyo. where we have operational control of approximately 41,730 gross acres and 31,905 net acres, exclusive of the recently announced Joint Development acreage with a major operator in the Powder River Basin (PRB).  The Company now operates 277 wells in the PRB and owns a working interest percentage in 30 additional non-operated wells.   Year-to-date, 56 wells have been spud of the full-year program of approximately 66 wells planned at the Company’s Northeast Spotted Horse, and Jamison/Twenty Mile core operating areas.  Currently one rig is operating and the Company expects to add an additional rig to complete its 2006 drilling program, including the 25 wells planned in the fourth quarter in the Recluse.

For the month of October 2006, production in the PRB was 13,955 thousand cubic feet of natural gas per day (Mcf/d) gross and 7,750 Mcf/d net.  PRB gas production currently comprises 100% of the Company’s production.

The Company currently has 58 Federal drilling permits and 17 fee permits in its inventory.  Ongoing Plans of Development (POD) are under review by the US Bureau of Land Management (BLM) and permit applications are pending. The POD permits in process and permits in inventory should accommodate the needs for the Company’s 2007 capital expenditure (CAPEX) program and beyond in the PRB.

Subsequent to the end of the third quarter, Storm Cat closed on the purchase of two Federal leases in the Recluse prospect area of Campbell County, Wyo.  The purchase, which is contiguous to current Storm Cat leasehold, includes 2,495 gross and net acres.

Elk Valley, British Columbia

At Elk Valley, Storm Cat now has 100% operation control of the 77,775 gross and net acres.  At September 30, 2006, five Elk Valley wells were on production.  Total current gas production is approximately 250 Mcf/d.  Recent production has been as high as 400 Mcf/d.

Five wells were drilled in the third quarter of 2006, targeting the Mist Mountain Coals.  On average, the wells found 240.2 feet of net coal with 283 feet being the best pay and 202 being the lowest amount of pay.  Storm Cat will begin completion operations on the five wells drilled in the third quarter in the fourth quarter.  Company engineers, in conjunction with industry leading consultants, have aggressively evaluated fracture stimulation and completion techniques.  The completion services are in the bidding process with quality service companies known to have the technical expertise, equipment and manpower necessary to handle these important jobs.

The Company currently has one remaining 2006 license (drilling permit) in its Elk Valley inventory.   Six locations originally selected for 2006 Phase 2 have been moved to 2007 and licensing for these locations is in process.

Alberta Projects

In the Western Canadian Sedimentary Basin of Alberta, Storm Cat owns or controls 21,120 gross and 16,928 net acres at September 30, 2006.  Year-to-date, the Company has drilled and completed 3 wells (2 net wells).  Of note, the Cessford 2-19-26-15W4 Mannville well was completed and production tested during the third quarter.  Initial rates indicated marginal economics as a vertical well, but the well was drilled in anticipation of a horizontal leg.  The remaining earning wells at Cessford have been farmed out to our partner in the play at favorable terms to Storm Cat.  The first well, under the farm out, completed drilling operations in the fourth quarter. The technically successful well included a 2,625 foot horizontal section drilled in the targeted Mannville Coal.  Completion options are currently being evaluated, and should be implemented prior to the end of the fourth quarter.  An additional surface location has been surveyed and applications are being submitted to permit a drilling location.

In the Wetaskiwin area of Central Alberta, Storm Cat recently completed drilling operations on a well designed to evaluate the Horseshoe Canyon potential of its acreage in the area.  The well was drilled to a total depth of 2,500 feet, and encountered 16 feet of potential pay in the prospective Lower Horseshoe Canyon Coals. Completion operations will be completed prior to the end of the fourth quarter.

Also during the third quarter, Storm Cat entered into a farm-in on 4,480 acres in the Judy Creek area of Central Alberta.  The lands are located approximately 10 miles west of the Corbett Creek area, where commercial production from the Mannville Coal is established.  Under terms of the farm-in, Storm Cat will drill a 1,500 meter vertical well in order to earn a 60% working interest in five sections of land. The well will be constructed to allow for a horizontal leg if necessary to achieve commercial production.  The farmor has the right to participate for a 40% working interest in any further operations on these lands, or revert to a 7% gross overriding royalty.  Upon completion of the test well, Storm Cat also has the option to drill another well to earn a 60% working interest on an additional 1,280 acres.

Fayetteville Shale, Arkansas

In the Fayetteville Shale play of the Arkoma Basin, Storm Cat owns or controls 17,797 gross and 12,999 net acres at September 30, 2006.  Year-to-date, the Company has not engaged in operating activities in the Fayetteville play.  Storm Cat continues to selectively lease in the area to consolidate and enhance the existing acreage block.  The Company’s detailed geologic and engineering model has targeted as many as six initial locations to be drilled on its leasehold during the second quarter of 2007.  Storm Cat has developed its models based on regional data and drill bit success being realized by other operators in the area.   Preparation work is proceeding with permitting, pipeline access, right of way work, negotiating and securing drilling and vendor services underway to meet the 2007 activity timeline.

Subsequent to the end of the third quarter, Storm Cat signed a letter of intent to purchase 100% of a third party’s interests in the Arkansas counties of Cleburne, Conway and Faulkner.  The purchase involves approximately 2,300 gross and 384 net acres with a net revenue interest of 77.5%.  Terms of the deal were not disclosed.  The acquisition gives Storm Cat immediate participation in five Fayetteville Shale wells at 1%-2% working interest.  The wells have commenced drilling and completion operations.  The operator on these properties is a pioneer and recognized technical leader in the Fayetteville Shale project.

2007 CAPEX

The Company intends to announce its 2007 capital expenditure program in late fourth quarter 2006 or early first quarter 2007.

J. Scott Zimmerman, President and Chief Executive officer, said: “We continue to grow production and leasehold in our core Powder River Basin operating area.  Production has increased 82% and revenues over 76% over the third quarter 2005. The PRB continues to provide opportunity for increased production as we continue to successfully apply multi-seam completion technology to our drilling operations, resulting in increasing cash flow for the Company and its shareholders.  Storm Cat has successfully drilled five wells in Elk Valley which continues to be a focused area to the Company for future growth.  The Fayetteville Shale acquisition and Cessford project are especially important allowing the Company to have access to data as a working interest partner in the wells with limited financial exposure.  We will use this data to help refine our 2007 program in these areas.”

About Storm Cat Energy

Storm Cat Energy is an independent oil and gas company focused on the pursuit, exploration and development of large unconventional gas reserves from fractured shales, coal beds and tight sand formations. The Company has producing properties in Wyoming’s Powder River Basin, exploitation and development acreage in Canada and Alaska. The Company’s shares trade on the American Stock Exchange under the symbol “SCU” and in Canada on the Toronto Stock Exchange under the symbol “SME.”

Forward-looking Statements

This press release contains certain “forward-looking statements”, as defined in the United States Private Securities Litigation Reform Act of 1995 relating to matters such as the Company’s drilling and other exploration plans and projected well economics.  Forward-looking statements are statements that are not historical facts; they are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “projects,” “aims,” “potential,” “goal,” “objective,” “prospective,” and similar expressions, or that events or conditions “will,” “would,” “may,” “can,” “could” or “should” occur. Forward-looking statements are based on the beliefs, estimates and opinions of Storm Cat’s management on the date the statements are made; including production and reserve estimates, and potential benefits to Storm Cat of such acquisitions, and they involve a number of risks and uncertainties.  Consequently, there can be no assurances that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.  Storm Cat undertakes no obligation to update these forward-looking statements if management’s beliefs, estimates or opinions, or other factors, should change.  Factors that could cause future results to differ materially from those anticipated in these forward-looking statements include, but are not limited to receipt of necessary approval from regulatory bodies, the failure to achieve the anticipated benefits of the acquisition, the failure to close the acquisition, the volatility of natural gas prices, the possibility that exploration efforts will not yield economically recoverable quantities of gas, accidents and other risks associated with gas exploration and development operations, the risk that the Company will encounter unanticipated geological factors, the Company’s need for and ability to obtain additional financing, the possibility that the Company may not be able to secure permitting and other governmental clearances necessary to carry out the Company’s exploration and development plans, and the other risk factors discussed in greater detail in the Company’s various filings on SEDAR (www.sedar.com) with Canadian securities regulators and its filings with the U.S. Securities and Exchange Commission, including the Company’s Form 20-F for the fiscal year ended December 31, 2005.

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